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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                              ACT NETWORKS, INC.
           -------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   Delaware                  000-25740                77-0152144
----------------           -------------       ------------------------
(State or other            (Commission             (I.R.S. Employer
jurisdiction of            File Number)         Identification Number)
incorporation)


             700 Chesapeake Drive, Redwood City, California 94063
             ----------------------------------------------------
                   (Address of principal executive offices)

                                (650) 306-7511
                                --------------
             (Registrant's telephone number, including area code)

              Common Stock par value $0.001 per share ("Common")
           (Title of each class of securities covered by this form)

                                      N/A
        -------------------------------------------------------------
                  (Titles of all other classes of securities
     for which a duty to file reports under Section 3(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate Or suspend the duty to file reports:

[X]  Rule 12g-4(a)(1)(i)    [_]  Rule 12g-4(a)(2)(ii)  [_]  Rule 12h-3(b)(2)(i)
[_]  Rule 12g-4(a)(1)(ii)   [_]  Rule 12h-3(b)(1)(i)   [_]  Rule 12h-3(b)(2)(ii)
[_]  Rule 12g-4(a)(2)(i)    [_]  Rule 12h-3(b)(1)(ii)  [_]  Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
One

     Pursuant to the requirements of the Securities Exchange Act of 1934, ACT Networks, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                 ACT NETWORKS, INC.

                                 By: /s/ Richard J. Heaps
                                     ---------------------
August 10, 2000                      Richard J. Heaps
                                     President, Chief Executive Officer and
                                     Chief Financial Officer